EXHIBIT 99.1
                                                                   ------------



STRICTLY PRIVATE & CONFIDENTIAL
SUBJECT TO CONTRACT
                                                   [ISTITHMAR LOGO]


24 October 2006


Metromedia International Group, Inc.
8000 Tower Point Drive
Charlotte, North Carolina 28227
U.S.A.

Attn:    Mark S. Hauf
         Chairman of the Board of Directors and Chief Executive Officer

Dear Mark,

LETTER OF INTENT DATED 28 SEPTEMBER 2006 BETWEEN ISTITHMAR PJSC (ISTITHMAR), SALFORD GEORGIA (SALFORD), EMERGENT TELECOM VENTURES LIMITED (ETV, TOGETHER WITH ISTITHMAR AND SALFORD, THE CONSORTIUM) AND METROMEDIA INTERNATIONAL GROUP, INC. (THE LOI).

We refer to the LOI and write to advise you that our investment committee met to consider the proposed acquisition of the outstanding capital stock of Metromedia International Telecommunications, Inc. in MITI as more particularly set out in the LOI (the Transaction).

After due and careful consideration of the Transaction and after thorough discussions between ourselves and our Consortium Partners, Salford and ETV, it was determined in accordance with the terms of the LOI that Istithmar should not proceed with the Transaction. Accordingly, regrettably, Istithmar will not be a member of the Consortium pursuing this Transaction.

We thank you for the assistance provided by you to us. We understand that Salford and ETV are continuing to evaluate the Transaction and we hereby assign our proposed stake in the Consortium to them on a pro rata basis. We wish you success in your continued dealings with Salford and ETV.

Sincerely,


/s/ Osman Qureshi

Osman Qureshi
Managing Director
Istithmar